SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2010

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2010, the Company announced that Michael Woeller, Executive Vice President and Chief Information Officer of CIGNA Corporation’s U.S. operations and one of our named executive officers, is retiring from the Company effective October 8, 2010.

The Company entered into a retirement agreement with Mr. Woeller, dated as of September 20, 2010.  Mr. Woeller’s agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions.  In addition, the agreement provides for benefits consisting of:  (1) a payout under his annual management incentive arrangement; and (2) payouts under his long-term incentive arrangement, consisting of payments of his Strategic Performance Units (SPU) for the 2008-2010 performance period and a cash payment for restricted stock units he was previously granted, which will be valued based upon the price of CIGNA's common stock on December 30, 2010.  The estimated aggregate value of these benefits is approximately $2.3 million.  This estimate is based upon a target SPU value of $75 per unit, which is used in the 2010 proxy statement, his 2010 management incentive target and a per unit price for restricted stock units of $35.07, which represents the price of a share of CIGNA common stock on September 14, 2010.  The actual payment and timing of the SPU award will be determined by the People Resources Committee in accordance with the terms of the CIGNA Long-Term Incentive Plan.  A copy of Mr. Woeller’s separation agreement is attached hereto as Exhibit 10.1, and the description of that agreement contained herein is qualified in its entirety by reference to the attached document.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Agreement and Release dated September 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date:	September 20, 2010	By:	/s/ Carol Ann Petren
Carol Ann Petren
Executive Vice President, General Counsel and
Corporate Secretary